N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows
Evergreen Intermediate Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	1,933,424	2.08		827,321		60.60
Class B	236,747		1.62		134,621		60.60
Class C	349,090		1.62		191,905		60.60
Class I	13,558,083	2.23		5,473,648	60.60
Class IS 399,533	2.08		172,047		60.60